Exhibit 99.1

Press Release

K-SEA TRANSPORTATION PARTNERS L.P. ANNOUNCES THIRD QUARTER RESULTS

NEW YORK, APRIL 29, 2004 – K-Sea Transportation Partners L.P. (NYSE: KSP) reported results of operations for the three and nine-month periods ended March 31, 2004.  On January 14, 2004, K-Sea Transportation Partners L.P. completed its initial public offering.   Earnings for periods prior to the date of the initial public offering were for K-Sea Transportation LLC, the predecessor company.

For the three months ended March 31, 2004, operating income was $4.8 million, compared to $6.3 million for the three months ended March 31, 2003.  The decrease of $1.5 million resulted primarily from $0.8 million of higher depreciation resulting from the operation of two newbuild tank barges, the DBL 82 and DBL 102, which were delivered in June 2003 and January 2004, respectively, and the acquisition of the DBL 140, an integrated tug barge unit, in January 2004.  Additionally, a greater number of scheduled shipyard days resulted in lower operating contribution of certain larger coastwise vessels, including the DBL 155, which began its double hulling process in the fiscal 2004 second quarter.  The fiscal 2004 third quarter also included, for the first time, public company expenses in the amount of $0.2 million, and the fiscal 2003 third quarter included a $0.3 million arbitration award, which was recorded as a reduction in general and administrative expenses.  For the nine months ended March 31, 2004, operating income was $10.7 million, compared to $11.2 million for the nine months ended March 31, 2003. The decrease of $0.5 million resulted from additional depreciation on vessels, and certain other items, described above.

President and CEO Timothy Casey commented “We are pleased with our operating results for the third quarter of fiscal 2004.  After adjusting for a small loss on the sale of a retired vessel this year, and an arbitration award last year, EBITDA was $9.9 million for the three months ended March 31, 2004, essentially flat with the three months ended March 31, 2003.    With the expected delivery in mid-May of the DBL 105, a double-hulled tank vessel being retrofitted for petroleum transportation, and re-delivery of the newly double-hulled DBL 155 in early July, we are on target to meet our $17.0 million, or $2.00 per unit, annualized distribution.”   EBITDA is a non-GAAP financial measure which is explained in greater detail below under “Use of Non-GAAP Financial Information”.

In the three months ended March 31, 2004, the Partnership completed its initial public offering of common units which resulted in proceeds that were used to significantly reduce its outstanding debt.  As a result, net income for the period includes a $3.0 million non-cash charge for debt extinguishment costs and a non-cash tax benefit of $17.6 million solely attributable to a reduction in deferred taxes resulting from the change in income tax status of the assets and liabilities constituting the business of the predecessor that was transferred to the Partnership at the time of the initial public offering.  These items have no impact on  distributable cash flow. Therefore, net income for the three and nine months ended March 31, 2004 of $18.4 million and $19.9 million, respectively, are not comparable to net income in the corresponding prior year periods of $3.9 million and $4.2 million, respectively.  Net income per fully diluted limited partner unit for both the three and nine months ended March 31, 2004 was $2.13 per unit.

For the three months ended March 31, 2004, voyage revenue was $25.5 million, an increase of $1.3 million, or 5%, compared to the comparable period in fiscal 2003.  Voyage expenses for the three months ended March 31, 2004 were $4.1 million, as compared to $4.6 million for the comparable period in fiscal 2003.  For the nine months ended March 31, 2004, voyage revenue was $69.0 million, an increase of $4.7 million, or 7%, compared to the comparable period in fiscal 2003.  Voyage expenses for the nine months ended March 31, 2004 were $11.6 million, as compared to $10.8 million for the comparable period in fiscal 2003.

Net voyage revenue, which is equal to voyage revenue less voyage expenses, is a non-GAAP financial measure that is explained in greater detail below under “Use of Non-GAAP Financial Information”.  For the three months ended March 31, 2004, net voyage revenue was $21.4 million, an increase of $1.8 million, or 9%, compared to the fiscal 2003 third quarter.  For the nine months ended March 31, 2004, net voyage revenue was $57.3 million, an increase of $3.8 million, or 7%, compared to the prior year.  These increases resulted primarily from the operation of the DBL 81, DBL 82, and the DBL 140.  Included below is a table which reconciles net voyage revenue to voyage revenue.

Distributable cash flow is another non-GAAP financial measure we use in our business to measure the Partnership’s ability to pay distributions.  The Partnership’s distributable cash flow for the period from January 14, 2004 through March 31, 2004 was $6.0 million, or 1.6 times the amount required to cover the minimum quarterly distribution on all outstanding units, pro-rated for such period, of $3.6 million.  Generally, for seasonal reasons, the quarter ended March 31 has traditionally been the Partnership’s most profitable.  The table below reconciles distributable cash flow to the Partnership’s net income.

As indicated above and as previously announced, in January 2004 the Company acquired a 140,000- barrel double-hulled barge and an 8,000 horsepower tugboat, renamed the DBL 140 and the Lincoln Sea, respectively.  This integrated tug barge unit has been effectively integrated into the Company’s operations.  Additionally, modification of the DBL 105 for petroleum transportation and the double hulling of the DBL 155 are proceeding and these vessels are expected to be operating by May and July, respectively, of this year.  Capital expenditures on these and certain other projects totaled $6.9 million in the three months ended March 31, 2004.

At the April 28, 2004 meeting of the Board of Directors of K-Sea General Partner GP LLC, the General Partner of the Partnership’s General Partner, the Board declared the Company’s initial quarterly distribution to unitholders for the quarter ending March 31, 2004 in the amount of $0.43 per unit.  This distribution has been pro-rated to cover the period from January 14, 2004 (the completion date of the initial public offering) to March 31, 2004, and will be payable on May 14, 2004 to unitholders of record on May 3, 2004.

The Partnership’s management has scheduled a conference call for April 29, 2004, at 10:00 am Eastern time, to review its third quarter fiscal 2004 results.  Dial-in information for this call is (800) 299-8538 (Domestic) and (617) 786-2902 (International).  The Participant Passcode is 46973812.  The conference call can also be accessed by a webcast, which will be available at www.k-sea.com.

K-Sea Transportation Partners provides refined petroleum products marine transportation, distribution and logistics services in the northeastern United States and the Gulf of Mexico.  For additional information about K-Sea Transportation Partners L.P., please visit K-Sea’s website, and the Investor Relations section, at www.k-sea.com.

Use of Non-GAAP Financial Information

K-Sea reports its financial results in accordance with generally accepted accounting principles.  However, we also present certain non-GAAP financial measures, such as EBITDA, distributable cash flow, and net voyage revenue, which we use in our business.

EBITDA is used as a supplemental financial measure by management and by external users of our financial statements to assess (a) the financial performance of our assets and our ability to generate cash sufficient to pay interest on our indebtedness and make distributions to partners, (b) our operating performance and return on invested capital as compared to other companies in our industry, and (c) our compliance with certain financial covenants in our debt agreements.  Although distributable cash flow is not a measure of performance or liquidity under GAAP, we believe it is useful as another indication of our ability to generate cash and pay distributions to partners.  The calculation of distributable cash flow is illustrated in the table below.  Neither EBITDA nor distributable cash flow should be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity under GAAP.  EBITDA and distributable cash flow as presented herein may not be comparable to similarly titled measures of other companies.

Net voyage revenue is calculated by subtracting voyage expenses from voyage revenue.  The amount of expenses we incur for a particular voyage depends upon the form of contract with our customer.  Although voyage revenue from different types of contracts may vary, the net revenue that remains after subtracting voyage expenses is comparable across the different types of contracts.  Therefore, in comparing revenues between reporting periods, we use net voyage revenue to improve the comparability of reported revenues that are generated by the different forms of contracts.

The Partnership has presented in the tables below a reconciliation of each of these measures to the most directly comparable GAAP measurement.

Cautionary Statements

This press release contains forward-looking statements, which include any statements that are not historical facts, such as expectations regarding the timing of vessel modifications and the payment of distributions.   These statements involve risks and uncertainties, including, but not limited to, insufficient cash from operations, a decline in demand for refined petroleum products, a decline in demand for tank vessel capacity, intense competition in the domestic tank barge industry, the occurrence of marine accidents or other hazards, the loss of any of our largest customers, fluctuations in charter rates, delays or cost overruns in the construction of new vessels or the retrofitting or modification of older vessels, failure to comply with the Jones Act, modification or elimination of the Jones Act and adverse developments in our marine transportation business and other factors detailed in our other filings with the Securities and Exchange Commission.  If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected.  We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Contact K-Sea Transportation Partners L.P
John J. Nicola, Chief Financial Officer, 718 720-9306

K-SEA TRANSPORTATION PARTNERS L.P.
Successor to K-Sea Transportation LLC (Predecessor)

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

(in thousands, except for unit and per unit  data)

	Three months ended March 31,			Nine months ended March 31,
	2004		2003	2004		2003

Voyage revenue	$25,545		$24,226	$68,975		$64,347
Bareboat charter and other revenue	483		1,823	1,555		3,064
Total revenues	26,028		26,049	70,530		67,411

Voyage expenses	4,108		4,624	11,643		10,843
Vessel operating expenses	10,134		9,603	29,142		27,446
General and administrative expenses	1,959		1,482	5,746		5,489
Depreciation and amortization	4,879		4,038	13,159		12,385
Net loss on sale of vessels	139		—	139		93
Total operating expenses	21,219		19,747	59,829		56,256

Operating income	4,809		6,302	10,701		11,155
Interest expense, net	1,087		2,139	5,309		6,600
Net loss on reduction of debt	3,007		—	3,007		—
Other expense (income), net	(25)		7	(131)		91
Income before provision (benefit) for income taxes	740		4,156	2,516		4,464
Provision (benefit) for income taxes	(17,615	)(A)	266	(17,349	)(A)	286
Net income	$18,355		$3,890	$19,865		$4,178

General partner’s interest in net income for the period from January 14, 2004 through March 31, 2004	$362			$362

Limited partners’ interest for the period from January 14, 2004 through March 31, 2004:
Net income	$17,727			$17,727
Net income per unit (basic and diluted)	$2.13			$2.13
Weighted average units outstanding (basic)	8,330			8,330
Weighted average units outstanding (diluted)	8,334			8,334

(A)       Includes a non-cash tax benefit of $17,561 solely attributable to a reduction in deferred taxes resulting from the change in income tax status of the assets and liabilities constituting the business of the predecessor that were transferred to the Partnership at the date of the initial public offering.

K-SEA TRANSPORTATION PARTNERS L.P.
Successor to K-Sea Transportation LLC (Predecessor)
Reconciliation of Unaudited Non-GAAP Financial Measures to GAAP Measures
(in thousands)

Distributable Cash Flow

	Period from 1/14 through 3/31/04

Net income	$18,089	(1)
Adjustments to reconcile net income to distributable cash flow :
Depreciation and amortization	4,279	(1)
Net loss on reduction of debt	3,007
Adjust loss on vessel sale to net proceeds	372
Non-cash tax benefit	(17,561)
Maintenance capital expenditures	(2,157	)(1)(2)

Distributable cash flow	$6,029	(1)

(1) - For the period from the closing of the initial public offering to March 31, 2004, or a total of 78 days.

(2) - Maintenance capital expenditures represent cash capital expenditures made to maintain the operating capacity of the Partnership’s capital assets over the long term.  This amount includes an allowance to replace the earning capacity of the vessels which are scheduled to phase out by January 1, 2015 under OPA 90.

Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA)

	Three months ended March 31, 2004	Three months ended March 31, 2003

Net income	$18,355	$3,890
Adjustments to reconcile net income to EBITDA :
Depreciation and amortization	4,879	4,038
Interest expense, net	1,087	2,139
Net loss on reduction of debt	3,007	—
Provision (benefit) for income taxes	(17,615)	266

EBITDA	$9,713	$10,333

Net Voyage Revenue

	Three months ended March 31,		Nine months ended March 31,
	2004	2003	2004	2003
Voyage revenue	$25,545	$24,226	$68,975	$64,347
Voyage expenses	(4,108)	(4,624)	(11,643)	(10,843)
Net voyage revenue	$21,437	$19,602	$57,332	$53,504